Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-3 (Registration No. 333-285637) of Ohmyhome Limited and its subsidiaries (collectively the “Company”) of our report dated April 23, 2024 with respect to our audit of the consolidated financial statements of the Company as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023 which is included in its Annual Report on Form 20-F, filed with the Securities and Exchange Commission.

We also consent to the reference of WWC, P.C. as an independent registered public accounting firm, as experts in the Annual Report.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
April 29, 2025	Certified Public Accountants
PCAOB ID: 1171